Prudential Investment Portfolios, Inc.
For the fiscal period ended 9/30/2012
File Number 811-07343
Sub-Item 77Q

Copies of Material Amendment to the Registrant's Charter of By-Laws PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

Prudential Asset Allocation Fund

Included is a copy of the Articles Supplementary for Prudential
Investment Portfolios, Inc. that were amended on August 24, 2012.